Exhibit 99.1

Novan Strengthens Financial Leadership with Appointments of Chief Financial Officer and Seasoned Industry Executive to Board of Directors

- John M. Gay, Vice President, Finance and Corporate Controller with over 20 years of financial and accounting experience appointed as Chief Financial Officer

- James L. Bierman, seasoned industry executive with extensive strategic financial expertise and business acumen and former CEO, COO and CFO of Owens & Minor, Inc. appointed to Board of Directors

MORRISVILLE, N.C. - September 24, 2020 - Novan, Inc. (“the Company” or “Novan”) (Nasdaq: NOVN), today announced the appointment of John M. Gay to serve as the Company’s Chief Financial Officer and the appointment of James L. Bierman to its Board of Directors.

Mr. Gay is an accomplished finance and accounting executive with 20 years of professional experience and a demonstrated track record of strategic financial planning and analysis, accessing capital markets and public company technical and regulatory reporting over the course of his career. Mr. Gay joined Novan in May 2018 and has most recently served as Vice President, Finance and Corporate Controller, in addition to Principal Financial Officer and Corporate Secretary for the Company.

“John has established himself as a key member of the team since joining Novan and is now perfectly suited to take on the role of Chief Financial Officer. He has proven himself to be a financial leader and is responsible for executing the Company’s financial strategy, which has provided us with sufficient capital to advance SB206 through the B-SIMPLE4 pivotal Phase 3 study in molluscum, a potentially transformational catalyst for the Company, through to data targeted for Q2 2021,” commented Paula Brown Stafford, Chairman and Chief Executive Officer of Novan.

Mr. Bierman is a seasoned executive and brings extensive strategic financial expertise, including financial and operational strategies, mergers and acquisitions, strategic alliances, enterprise risk management and investor relations to Novan’s Board of Directors.

“We are thrilled to welcome Mr. Bierman to our Board of Directors. He is a proven industry leader with key executive experience amassed over the course of his career including having served as the CEO, COO and CFO of Owens & Minor, Inc., a FORTUNE 500 company. His strategic expertise will be an integral asset and bring a new perspective to our Board. With these two key appointments, I believe our financial leadership has never been stronger and believe we continue to make tremendous progress towards Novan’s next phase of growth,” continued Ms. Stafford.

Mr. Bierman is an experienced independent director who has mentored and assisted in the professional development of both financial executives and senior members of management over the course of his career. In addition to his executive leadership experience, including serving as President and Chief Executive Officer of Owens & Minor, Inc. (NYSE: OMI), as well as Executive Vice President and Chief Financial Officer of Quintiles Transnational Corporation (formerly Nasdaq: QTRN), he has also served on multiple public company boards, including currently serving as a member of the Board of Directors of Tenet Healthcare Corporation (NYSE: THC), a FORTUNE 500 company, and MiMedx Group, Inc. (Nasdaq OTC: MDXG).

About Novan

Novan, Inc. is a clinical development-stage biotechnology company focused on leveraging its proprietary nitric oxide (NO) based technology platform, NITRICIL™ to generate macromolecular New Chemical Entities (NCEs) to treat multiple indications in dermatology, men’s and women’s health, infectious diseases and gastroenterology conditions with significant unmet needs. The Company’s lead product candidate, SB206, a topical antiviral gel, for the treatment of molluscum contagiosum, is currently being evaluated in the B-SIMPLE4 pivotal Phase 3 clinical study. The Company believes that SB206 as a topical, at-home, caregiver-applied therapy with a rapid treatment benefit, if approved, would address an important patient-care need for the treatment of molluscum.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements related to pharmaceutical development of nitric oxide-releasing product candidates and our intention to advance development of certain product candidates and the timing of reporting findings or results from our programs currently in process. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, potential for delays or other impacts, whether as a result of the COVID-19 pandemic or other factors, and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that our product candidates may not be approved or that additional studies may be required for approval or other delays may occur and that we may not obtain funding sufficient to complete the regulatory or development process; our ability to retain key personnel; our ability to obtain additional funding or enter into strategic or other business relationships necessary or useful for the further development of our product candidates; any operational or other disruptions as a result of the COVID-19 pandemic, including any delays or disruptions to the enrollment in and conduct of the B-SIMPLE4 Phase 3 trial; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended December 31, 2019, as amended, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

INVESTOR AND MEDIA CONTACT:

Jenene Thomas
JTC Team, LLC
833-475-8247
NOVN@jtcir.com

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